Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SEGMENTZ, INC.
     Segmentz, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby submit this Amended and Restated Certificate of Incorporation, duly adopted pursuant to Section 242 and Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”), for the purpose of amending and restating the Corporation’s Certificate of Incorporation, which was originally filed with the Secretary of State of the state of Delaware on May 8, 2000 under the name RAS Acquisition Corp. The text of the amended and restated Certificate of Incorporation, which has been adopted by written consent of the Board of Directors pursuant to Section 141 of the DGCL in November, 2004, and by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of the Corporation at the Corporation’s Annual Meeting pursuant to Section 212 of the DGCL on May 17, 2005, is as follows:
ARTICLE I
CORPORATE NAME
     The name of this Corporation shall be: SEGMENTZ, INC.
ARTICLE II
PRINCIPAL OFFICE AND MAILING ADDRESS
     The principal office and mailing address of the Corporation is 18302 Highwoods Preserve Parkway, Tampa Florida 33647.
ARTICLE III
NATURE OF CORPORATE BUSINESS AND POWERS
     The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Delaware.
ARTICLE IV
CAPITAL STOCK
     The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be One Hundred Million (100,000,000) shares of Common stock, par value $0.001 per share, and Ten Million (10,000,000) shares of Preferred

Stock, par value $0.001 per share. Series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given..
ARTICLE V
TERM OF EXISTENCE
     This Corporation shall have perpetual existence.
ARTICLE VI
REGISTERED AGENT AND
REGISTERED OFFICE IN DELAWARE
     The street address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the Corporation at such address is the Corporation Trust Company.
ARTICLE VII
BOARD OF DIRECTORS
     The Board of Directors of the Corporation shall consist of at least one member and no more than nine members, each of whom shall be a natural person. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation.
ARTICLE VIII
INDEMNIFICATION
     The Corporation shall indemnify any person who was, is or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article VIII is in effect. Any repeal or amendment of this Article VIII shall be prospective only and shall not limit the rights of any such director or officer of the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article VIII. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor as actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.
     Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article VIII shall extend to proceedings involving the negligence of such person.
     The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.
     As used herein, the term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding.
     The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Section 145 of the DGCL.

ARTICLE IX
LIABILITY OF DIRECTORS
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper benefit. Any repeal or amendment of this Article IX by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article IX, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the DGCL.
ARTICLE X
BYLAWS
     The directors of the Corporation shall have the power to adopt, amend and repeal the bylaws of the Corporation without the consent or vote of the stockholders.
ARTICLE XI
CUMULATIVE VOTING
     Cumulative voting with respect to the election of directors is expressly prohibited.
ARTICLE XII
RELATED PARTY TRANSACTIONS
     No contract or transaction between the Corporation and one or more of its directors, officers or stockholders, or between the Corporation and any person (as used herein “person” means other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers or stockholders are directors, officers or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even thought the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors of a committee which authorizes the contract or transaction.
     IN WITNESS WHEREOF, the undersigned Chief Executive Officer has executed this Amended and Restated Certificate of Incorporation on this May 17, 2005.

/s/ Andrew Norstrud
Andrew Norstrud, Chief Financial Officer

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